Exhibit 99.1

Cars.com Reports Second Quarter 2024 Results

Revenue Grew 6% Year-over-Year and OEM and National Revenue Achieved Record 28% Year-Over-Year Growth

Dealer Base Grew to 19,390 Customers While Sustaining Robust Average Revenue Per Dealer

Generated $69MM of Year-To-Date Cash Flows From Operating Activities

Targets Returning 50% of Second Half 2024 Free Cash Flow to Shareholders Through Share Repurchases

Reaffirms Full Year Adjusted EBITDA Outlook and Updates Revenue Outlook

CHICAGO, August 8, 2024 -- Cars.com Inc. (NYSE: CARS) (d/b/a “Cars Commerce Inc.” or the “Company”), an audience-driven technology company empowering the automotive industry, today released its financial results for the second quarter ended June 30, 2024.

Q2 2024 Financial Highlights

•
Revenue of $178.9 million, up $10.7 million and up 6.4% year-over-year
•
Net income of $11.4 million, or $0.17 per diluted share, compared to prior year’s Net income of $94.1 million, or $1.37 per diluted share, which also included a significant release of valuation allowance for deferred tax assets
•
Adjusted net income of $26.0 million, or $0.38 per diluted share, compared to Adjusted net income of $22.5 million, or $0.33 per diluted share, in the prior year
•
Adjusted EBITDA of $50.4 million, or 28% of revenue, up $4.8 million and up 10% year-over-year

Q2 2024 Key Metrics and Operational Highlights

•
Average Monthly Unique Visitors (“UVs”) of 26.1 million, compared to 26.9 million a year ago
•
Traffic (“Visits”) of 158.1 million, up 1% year-over-year
•
Monthly Average Revenue Per Dealer (“ARPD”) of $2,474, up slightly from the year-ago period
•
Dealer Customers totaled 19,390 as of June 30, 2024, compared to 19,381 as of March 31, 2024
•
AccuTrade certified by multiple OEMs as a Trade & Appraisal solution for OEM and dealer websites

“We drove disciplined growth and strong profitability during the second quarter on top of returning to sequential expansion in our dealer customer base,” said Alex Vetter, Chief Executive Officer of Cars Commerce. “Our strength is underscored by positive AccuTrade utilization, healthy adoption of website solutions, and accelerating OEM and National revenue. Looking ahead, as we navigate through industry disruption in the third quarter, we continue to be focused on deepening our platform differentiation in support of growth and margin expansion in the second half of the year.”

Q2 2024 Results

Revenue for the second quarter totaled $178.9 million, an increase of $10.7 million and up over 6%, compared to the prior year period. Subscription-based Dealer revenue grew over 4% year-over-year, driven by incremental revenue from the D2C Media acquisition, and increased adoption of digital experience and AccuTrade products. OEM and National revenue grew 28% year-over-year, reflecting increased OEM demand for media and advertising solutions to reach consumers as vehicle production recovers and on-the-lot inventory levels build. Approximately two-thirds of OEM customers raised their spending during the second quarter.

Second quarter ARPD grew slightly year-over-year to $2,474, benefiting from increased product adoption and partially offset by lower ARPD customers acquired through the D2C Media acquisition. As of June 30, 2024, Dealer Customers totaled 19,390, growing quarter-over-quarter from 19,381 as of March 31, 2024.

Total operating expenses for the second quarter were $169.4 million, compared to $155.8 million for the prior year period. The earnout associated with D2C Media is classified as compensation expense and is reflected primarily in General and administrative expense. This quarter the Company expensed $2.7 million associated with the D2C earnout.Adjusted operating expenses for the quarter were $156.0 million, an $8.9 million increase compared to the prior year period. The change in Adjusted operating expenses included additional investments in Product and technology for compensation and third party licenses.

Net income for the second quarter was $11.4 million, or $0.17 per diluted share, compared to Net income of $94.1 million, or $1.37 per diluted share, in the second quarter of 2023. Net income in the year-ago period reflected the release of a significant portion of the Company's valuation allowance for deferred tax assets. Adjusted Net income for the quarter was $26.0 million, or $0.38 per diluted share, compared to $22.5 million, or $0.33 per diluted share a year ago.

Adjusted EBITDA for the second quarter totaled $50.4 million, or 28% of revenue, compared to $45.6 million, or 27% of revenue, for the prior year period. The increase in Adjusted EBITDA was primarily driven by revenue growth.

The Company’s consumer scale and engagement remained strong in the second quarter. Total Traffic reached 158.1 million and Average Monthly Unique Visitors were 26.1 million for the quarter.

Cash Flow and Balance Sheet

Net cash provided by operating activities for the six-month period ended June 30, 2024 was $68.7 million, compared to $56.2 million in the prior year. Free cash flow in the first six months totaled $56.4 million, compared to $45.6 million in 2023. The increase is primarily due to higher Adjusted EBITDA and lower cash taxes, partially offset by higher cash paid for interest and increased capital expenditures.

The Company repaid $15.0 million of debt during the first six months of 2024, reducing total debt outstanding to $475.0 million, as of June 30, 2024. The Company’s total net leverage (as defined in the Company’s credit facility) remained within its target total net leverage range of 2.0x to 2.5x, improving to 2.1x as of June 30, 2024, compared to 2.3x as of June 30, 2023. Total liquidity as of June 30, 2024 was $304.1 million, which is defined as Cash and cash equivalents of $29.1 million and revolver capacity of $275.0 million.

The Company continues to execute on its capital allocation strategy and year-to-date has repurchased 0.8 million shares of common stock for $14.4 million. The Company’s cumulative repurchases have been $95 million since 2022, with $105 million remaining under its current repurchase authorization. In recognition of the Company’s commitment to returning capital to shareholders, it is now targeting 50% of second half free cash flow for share repurchases.

“We demonstrated robust operating leverage and free cash flow generation in the second quarter. Despite revisions to our revenue outlook, our business is strong and our platform advantage is clear. We intend to return 50% of second half free cash flow to shareholders through share repurchases, reflecting strong conviction in our long-term growth strategy while reinforcing our disciplined and thoughtful approach to capital allocation,” said Sonia Jain, Chief Financial Officer of Cars Commerce.

Third Quarter and 2024 Outlook

Third quarter revenue is expected to be between $178.0 million and $181.0 million, representing year-over-year growth of 2% to 4%. Dealer revenue is expected to grow year-over-year, reflecting greater adoption of the Cars Commerce suite of products, including D2C. Dealer revenue assumptions also include the disruptive impact to June and July sales and product launches from the industry-wide CDK cyber incident, as well as lower than expected AccuTrade Connected subscriptions. OEM and National revenue is expected to grow year-over-year, reflecting increased OEM demand for marketing and advertising solutions to raise consumer awareness amid growing vehicle inventory levels and new model launches.

Adjusted EBITDA margin for the third quarter is expected to be between 26.5% and 28.5%. This range reflects third quarter revenue guidance and continuing investments in support of product-led growth.

The Company is revising its fiscal year 2024 revenue growth outlook to a range of 4.5% to 5.5%, compared to the previous range of 6.0% to 8.0% that was initially provided in its earnings release on February 22, 2024. This updated range reflects year-to-date performance and current business trends, including a slower anticipated pace of subscription adoption for the AccuTrade Connected product, and negative impact from delayed subscription revenues and product launches following the industry-wide CDK cyber incident.

For fiscal year 2024, the Company is reaffirming Adjusted EBITDA margin outlook of 28.0% to 30.0%, and expects disciplined cost management to continue delivering strong operating leverage for the remainder of the year.

Q2 2024 Earnings Call

As previously announced, management will hold a conference call and webcast today at 8:00 a.m. CT. This webcast may be accessed at the Cars Commerce Investor Relations website, investor.cars.com. An archive of the webcast will be available at investor.cars.com following the conclusion of the call.

About Cars Commerce

Cars Commerce is an audience-driven technology company empowering the automotive industry. The Company simplifies everything about car buying and selling with powerful products, solutions and AI-driven technologies that span pretail, retail and post-sale activities – enabling more efficient and profitable retail operations. The Cars Commerce platform is organized around four industry-leading brands: the flagship automotive marketplace and dealer reputation site Cars.com, award-winning technology and digital retail technology and marketing services from Dealer Inspire, essential trade-in and appraisal technology from AccuTrade, and exclusive in-market media solutions from the Cars Commerce Media Network. Learn more at www.carscommerce.inc.

Non-GAAP Financial Measures

This earnings release discusses Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, Free Cash Flow and Adjusted Operating Expenses. These financial measures are not prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). These financial measures are presented as supplemental measures of operating performance because the Company believes they provide meaningful information regarding the Company’s performance and provide a basis to compare operating results between periods. In addition, the Company uses Adjusted EBITDA as a measure for determining incentive compensation targets. Adjusted EBITDA also is used as a performance measure under the Company’s credit agreement and includes adjustments such as the items defined below and other further adjustments, which are defined in the credit agreement. These non-GAAP financial measures are frequently used by the Company’s lenders, securities analysts, investors and other interested parties to evaluate companies in the Company’s industry.

While a reconciliation of non-GAAP measures to corresponding GAAP measures is not available on a forward-looking basis without unreasonable effort due to, as applicable, the timing, amount, valuation and number of future employee equity awards and the uncertainty relating to the timing, frequency, and effect of acquisitions and the significance of the resulting transaction-related expenses, the Company has provided a reconciliation of non-GAAP financial measures to their most directly comparable financial measure prepared in accordance with GAAP in this earnings release, see "Non-GAAP Reconciliations" below.

Other companies may define or calculate these measures differently, limiting their usefulness as comparative measures. Because of these limitations, non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. Definitions of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures are presented in the tables below.

The Company defines Adjusted EBITDA as net income (loss) before (1) interest expense, net, (2) income tax (benefit) expense, (3) depreciation, (4) amortization of intangible assets, (5) stock-based compensation expense, (6) unrealized mark-to-market adjustments and cash transactions related to derivative instruments, (7) unrealized foreign currency exchange gains and losses, and (8) certain other items, such as transaction-related items, severance, transformation and other exit costs and write-off and impairments of goodwill, intangible assets and other long-lived assets.

Transaction-related items result from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (1) transaction-related bonuses and (2) expenses for advisors and representatives such as investment bankers, consultants, attorneys and accounting firms. Transaction-related items may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees, consulting, compensation and other incremental costs associated with integration projects, fair value changes to contingent considerations and amortization of deferred revenue related to the AccuTrade acquisition.

The Company defines Adjusted Net Income as GAAP net income (loss) excluding, net of their related tax effects: (1) amortization of intangible assets, (2) stock-based compensation expense, (3) unrealized mark-to-market adjustments and cash transactions related to derivative instruments, (4) unrealized foreign currency exchange gains and losses, and (5) certain other items, such as transaction-related costs, severance, transformation and other exit costs and write-off and impairments of goodwill, intangible assets and other long-lived assets.

The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures, including purchases of property and equipment and capitalization of internally developed technology.

The Company defines Adjusted Operating Expenses as total operating expenses adjusted to exclude stock-based compensation, write-off and impairments of goodwill, intangible assets, long-lived assets, severance, transformation and other exit costs and transaction-related items.

Key Metric Definitions

Average Monthly Unique Visitors (“UVs”) and Traffic (“Visits”). The Company defines UVs in a given month as the number of distinct visitors that engage with its platform during that month. Visitors are identified when a user first visits an individual Cars.com property on an individual device/browser combination or installs one of its mobile apps on an individual device. If a visitor accesses more than one of its web properties or apps or uses more than one device or browser, each of those unique property/browser/app/device combinations counts toward the number of UVs. Traffic is defined as the number of visits to Cars.com desktop and mobile properties (responsive sites and mobile apps). The Company measured UVs and Traffic via Adobe Analytics through the year ended December 31, 2023. As of January 1, 2024, the Company now measures UVs and Traffic via RudderStack, which better aligns to the Company’s product and technology platform and provides improved visibility into its UVs and Traffic. Prior period UVs and Traffic information has not been recast, as it is impracticable to do so. These metrics do not include traffic to Dealer Inspire or D2C Media websites.

Monthly Average Revenue Per Dealer ("ARPD"). The Company believes that its ability to grow ARPD is an indicator of the value proposition of its platform. The Company defines ARPD as Dealer revenue, excluding digital advertising services, during the period divided by the monthly average number of Dealer Customers during the same period. Beginning December 31, 2023, this key operating metric includes D2C Media.

Dealer Customers. Dealer Customers represent dealerships using our products as of the end of each reporting period. Each physical or virtual dealership location is counted separately, whether it is a single-location proprietorship or part of a large, consolidated dealer group. Multi-franchise dealerships at a single location are counted as one dealer. Beginning December 31, 2023, this key operating metric includes D2C Media.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the federal securities laws. All statements other than statements of historical facts are forward-looking statements. These statements often use words such as “believe,” “expect,” “project,” “anticipate,” “outlook,” “intend,” “strategy,” “plan,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts,” “mission,” “strive,” “more,” “goal” or similar expressions. Forward-looking statements are based on our current expectations, beliefs, strategies, estimates, projections and assumptions, experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments, and other factors we think are appropriate. Such forward-looking statements are based on estimates and assumptions that, while considered reasonable by Cars Commerce and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. While Cars Commerce and its management make such statements in good faith and believe such judgments are reasonable, you should understand that these statements are not guarantees of future strategic action, performance or results. Our actual results, performance, achievements, strategic actions or prospects could differ materially from those expressed or implied by these forward-looking statements. Given these uncertainties, you should not rely on forward-looking statements in making investment decisions. When we make comparisons of results between current and prior periods, we do not intend to express any future trends, or indications of future performance, unless expressed as such, and you should view such comparisons as historical data. Whether or not any such forward-looking statement is in fact achieved will depend on future events, some of which are beyond our control.

Forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results and strategic actions to differ materially from those expressed in the forward-looking statements contained in this press release. For a detailed discussion of many of these and other risks and uncertainties, see “Part I, Item 1A., Risk Factors” and “Part II, Item 7., Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the Securities and Exchange Commission (“SEC”) on February 22, 2024 and our other filings filed with the SEC and available on our website at investor.cars.com or via EDGAR at www.sec.gov.

You should evaluate all forward-looking statements made in this press release in the context of these risks and uncertainties. The forward-looking statements contained in this press release are based only on information currently available to us and speak only as of the date of this press release. We undertake no obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise. The forward-looking statements in this report are intended to be subject to the safe harbor protection provided by the federal securities laws.

Cars Commerce Investor Relations Contact:

Katherine Chen

ir@carscommerce.inc

408.768.6847

Cars Commerce Media Contact:

Marita Thomas

mthomas@carscommerce.inc

312.601.5692

###

Cars.com Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue:
Dealer	$159,843	$153,309	$321,658	$303,152
OEM and National	15,828	12,402	31,135	25,945
Other	3,223	2,465	6,277	6,147
Total revenue	178,894	168,176	359,070	335,244
Operating expenses:
Cost of revenue and operations	31,030	30,415	60,992	60,210
Product and technology	27,583	24,956	55,668	49,057
Marketing and sales	60,213	58,153	119,376	116,450
General and administrative	22,980	17,649	45,837	35,953
Depreciation and amortization	27,571	24,669	54,936	48,711
Total operating expenses	169,377	155,842	336,809	310,381
Operating income	9,517	12,334	22,261	24,863
Nonoperating expenses:
Interest expense, net	(8,109)	(8,150)	(16,430)	(16,394)
Other income (expense), net	14,990	(3,133)	11,387	5,106
Total nonoperating income (expense), net	6,881	(11,283)	(5,043)	(11,288)
Income before income taxes	16,398	1,051	17,218	13,575
Income tax expense (benefit)	5,017	(93,075)	5,053	(92,030)
Net income	$11,381	$94,126	$12,165	$105,605
Weighted-average common shares outstanding:
Basic	66,534	66,762	66,426	66,646
Diluted	67,821	68,493	67,514	68,118
Earnings per share:
Basic	$0.17	$1.41	$0.18	$1.58
Diluted	0.17	1.37	0.18	1.55

Cars.com Inc.
Consolidated Balance Sheets
(In thousands, except per share data)

	June 30, 2024	December 31, 2023
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$29,071	$39,198
Accounts receivable, net	128,532	125,373
Prepaid expenses	10,135	12,553
Other current assets	10,321	1,314
Total current assets	178,059	178,438
Property and equipment, net	42,978	43,853
Goodwill	145,360	147,058
Intangible assets, net	625,700	669,167
Deferred tax assets, net	105,228	112,953
Investments and other assets, net	23,217	20,980
Total assets	$1,120,542	$1,172,449
Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$29,570	$22,259
Accrued compensation	22,703	31,669
Current portion of long-term debt, net	—	23,129
Other accrued liabilities	64,312	68,691
Total current liabilities	116,585	145,748
Noncurrent liabilities:
Long-term debt, net	469,670	460,119
Deferred tax liabilities, net	8,222	8,757
Other noncurrent liabilities	29,174	65,717
Total noncurrent liabilities	507,066	534,593
Total liabilities	623,651	680,341
Commitments and contingencies
Stockholders' equity:
Preferred Stock at par, $0.01 par value; 5,000 shares authorized; no shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	—	—
Common Stock at par, $0.01 par value; 300,000 shares authorized; 66,169 and 65,929 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	662	659
Additional paid-in capital	1,493,923	1,500,232
Accumulated deficit	(997,569)	(1,009,734)
Accumulated other comprehensive (loss) income	(125)	951
Total stockholders' equity	496,891	492,108
Total liabilities and stockholders' equity	$1,120,542	$1,172,449

Cars.com Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net income	$12,165	$105,605
Adjustments to reconcile Net income to Net cash provided by operating activities:
Depreciation	12,722	10,394
Amortization of intangible assets	42,214	38,317
Changes in fair value of contingent consideration	(12,834)	(5,182)
Stock-based compensation	15,541	13,520
Deferred income taxes	7,798	(92,587)
Provision for doubtful accounts	1,753	1,319
Amortization of debt issuance costs	1,289	1,549
Unrealized loss on foreign currency denominated transactions	1,480	—
Amortization of deferred revenue related to AccuTrade acquisition	—	(883)
Other, net	578	330
Changes in operating assets and liabilities:
Accounts receivable	(5,090)	(4,626)
Prepaid expenses and other assets	(6,869)	(8,065)
Accounts payable	7,282	1,658
Accrued compensation	(8,834)	(2,973)
Other liabilities	(473)	(2,194)
Net cash provided by operating activities	68,722	56,182
Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	(218)	—
Capitalization of internally developed technology	(11,176)	(10,061)
Purchase of property and equipment	(1,099)	(508)
Net cash used in investing activities	(12,493)	(10,569)
Cash flows from financing activities:
Payments of Revolving Loan borrowings and long-term debt	(15,000)	(22,500)
Payments for stock-based compensation plans, net	(7,557)	(9,069)
Repurchases of common stock	(14,362)	(17,154)
Payments of contingent consideration	(27,435)	—
Payments of debt issuance costs and other fees	(1,869)	—
Net cash used in financing activities	(66,223)	(48,723)
Effect of exchange rate changes on Cash and cash equivalents	(133)	—
Net decrease in Cash and cash equivalents	(10,127)	(3,110)
Cash and cash equivalents at beginning of period	39,198	31,715
Cash and cash equivalents at end of period	$29,071	$28,605
Supplemental cash flow information:
Cash paid for income taxes	$4,639	$12,282
Cash paid for interest	16,893	15,541

Cars.com Inc.
Non-GAAP Reconciliations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Reconciliation of Net income to Adjusted EBITDA

Net income	$11,381	$94,126	$12,165	$105,605
Interest expense, net	8,109	8,150	16,430	16,394
Income tax expense	5,017	(93,075)	5,053	(92,030)
Depreciation and amortization	27,571	24,669	54,936	48,711
Stock-based compensation, including related payroll tax expense	8,813	7,720	16,763	14,672
Transaction-related and other one-time items	(10,853)	4,059	(3,684)	(3,366)
Non-operating foreign exchange expense	387	—	1,435	—
Adjusted EBITDA	$50,425	$45,649	$103,098	$89,986

Reconciliation of Net income to Adjusted Net income

Net income	$11,381	$94,126	$12,165	$105,605
Stock-based compensation, including related payroll tax expense	8,813	7,720	16,763	14,672
Amortization of intangible assets	21,209	19,159	42,214	38,317
Transaction-related items	(12,668)	3,203	(6,525)	(5,574)
Non-operating foreign exchange expense	387	—	1,435	—
Other one-time items	1,815	856	2,841	2,208
Valuation allowance	—	(94,851)	—	(94,137)
Income tax impact of adjustments	(4,889)	(7,735)	(14,182)	(12,406)
Adjusted net income	$26,048	$22,478	$54,711	$48,685

Adjusted net income per share, diluted	$0.38	$0.33	$0.81	$0.71
Weighted-average common shares outstanding, diluted	67,821	68,493	67,514	68,118

Reconciliation of Net cash provided by operating activities to Free cash flow

Net cash provided by operating activities	$35,254	$28,041	$68,722	$56,182
Capitalization of internally developed technology	(5,871)	(4,889)	(11,176)	(10,061)
Purchase of property and equipment	(391)	(309)	(1,099)	(508)
Free cash flow	$28,992	$22,843	$56,447	$45,613

Reconciliation of Operating expenses to Adjusted operating expenses for the Three Months Ended June 30, 2024:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$31,030	$—	$(229)	$30,801
Product and technology	27,583	—	(3,009)	24,574
Marketing and sales	60,213	(44)	(1,672)	58,497
General and administrative	22,980	(4,480)	(3,903)	14,597
Depreciation and amortization	27,571	—	—	27,571
Total operating expenses	$169,377	$(4,524)	$(8,813)	$156,040

Total nonoperating expense, net	$6,881	$(14,990)	$—	$(8,109)

(1) Includes transaction related items, unrealized gain/loss on foreign currency denominated transactions, severance, transformation and other exit costs, and write-off of long-lived assets and other.

Reconciliation of Operating expenses to Adjusted operating expenses for the Three Months Ended June 30, 2023:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$30,415	$—	$(443)	$29,972
Product and technology	24,956	—	(2,372)	22,584
Marketing and sales	58,153	—	(1,531)	56,622
General and administrative	17,649	(982)	(3,374)	13,293
Depreciation and amortization	24,669	—	—	24,669
Total operating expenses	$155,842	$(982)	$(7,720)	$147,140

Total nonoperating expense, net	$(11,283)	$3,077	$—	$(8,206)

(1) Includes transaction related items, severance, transformation and other exit costs, and write-off of long-lived assets and other.

Reconciliation of Operating expenses to Adjusted operating expenses for the Six Months Ended June 30, 2024:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$60,992	$—	$(558)	$60,434
Product and technology	55,668	—	(5,790)	49,878
Marketing and sales	119,376	(88)	(2,893)	116,395
General and administrative	45,837	(9,051)	(7,522)	29,264
Depreciation and amortization	54,936	—	—	54,936
Total operating expenses	$336,809	$(9,139)	$(16,763)	$310,907

Total nonoperating expense, net	$(5,043)	$(11,388)	$—	$(16,431)

(1) Includes transaction related items, unrealized gain/loss on foreign currency denominated transactions, severance, transformation and other exit costs, and write-off of long-lived assets and other.

Reconciliation of Operating expenses to Adjusted operating expenses for the Six Months Ended June 30, 2023:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$60,210	$—	$(750)	$59,460
Product and technology	49,057	—	(4,429)	44,628
Marketing and sales	116,450	—	(2,964)	113,486
General and administrative	35,953	(2,899)	(6,529)	26,525
Depreciation and amortization	48,711	—	—	48,711
Total operating expenses	$310,381	$(2,899)	$(14,672)	$292,810

Total nonoperating expense, net	$(11,288)	$(5,182)	$—	$(16,470)

(1) Includes transaction related items, severance, transformation and other exit costs, and write-off of long-lived assets and other.